Exhibit 3.1.6

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:50 PM 11/12/2013
FILED 06:42 PM 11/12/2013
SRV 131300756 - 5431102 FILE

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

GCA MTL, LLC

FIRST: The name of the limited liability company is GCA MTL, LLC.

SECOND: The address of its registered office in the State of Delaware is 1679 South Dupont Highway, Suite 100, Dover, Delaware 19901. The name of its registered agent at such address is Registered Agent Solutions, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of GCA MTL, LLC on November 8, 2013.

By:	/s/ David Lopez
David Lopez
President and CEO